CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-7328) of Rio Tinto plc of our report dated June 29, 2010, relating to the statements of assets available for benefits of the U.S. Borax Inc. 401(k) Plan for Hourly Employees as of December 31, 2009 and 2008, the related statement of changes in assets available for benefits for the year ended December 31, 2009, and the related supplemental Schedule H, Part IV, Line 4i- Schedule of Assets (Held At End of Year) as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 11-K of the U.S. Borax Inc. 401(k) Plan for Hourly Employees.

/s/ Tanner LC

Salt Lake City, Utah
June 29, 2010